Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 19, 2022 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.261822 per unit, payable on September 28, 2022, to unitholders of record on August 31, 2022. Marine’s 2021 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.261822 per unit is higher than the $0.197500 per unit distributed last quarter, as the volumes produced of and price realized on both oil and natural gas included in this distribution increased this quarter. This distribution is higher than the $0.064312 per unit distributed in the comparable quarter in 2021. As compared to the comparable quarter in 2021, the volumes of both oil and natural gas produced and included in the current distribution and the price realized for both oil and natural gas have increased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

*         *         *

Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Simmons Bank, Trustee
Toll Free – 1.855.588-7839